Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE REPORTS RECORD OPERATING INCOME AND FULLY DILUTED

EARNINGS PER SHARE IN THE FIRST QUARTER FISCAL 2009

First Quarter Fiscal 2009 Highlights:

•	Operating income was a record $14.6 million, up from $10.9 million a year earlier;

•	Revenues increased 15.7% to $186.7 million from $161.3 million a year earlier;

•	Net income was $9.5 million compared to $6.3 million in the first quarter a year ago;

•	Gross margins improved to 14.3% from 11.7% for the first quarter a year earlier; and

•	Fully diluted EPS was a record $0.36 per share, up from $0.23 per share in the same quarter a year ago.

TULSA, OK – October 2, 2008 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported its financial results for the first quarter ended August 31, 2008.

Total revenues for the first quarter increased 15.7% to $186.7 million from the $161.3 million recorded in the first quarter of fiscal 2008.

Net income for the first quarter of fiscal 2009 was $9.5 million, or $0.36 per fully diluted share, which compares favorably to prior year first quarter net income of $6.3 million, or $0.23 per fully diluted share.

Michael J. Bradley, president and chief executive officer of Matrix Service, said, “We are very proud of our overall performance in the first quarter of fiscal 2009. Our financial results continue to demonstrate our focus on execution and the Company’s strong growth potential.”

Consolidated SG&A expenses increased to $12.1 million from $8.0 million in the same quarter of fiscal 2008 with the addition of key resources necessary to execute the Company’s growth strategy.

EBITDA(1) increased to $17.7 million, from $12.6 million in the same period last year. Gross margins on a consolidated basis for the current quarter increased to 14.3% from 11.7% reported in the same quarter a year ago. The lower margin in the prior fiscal period resulted from a $1.5 million pre-tax charge for a liquefied natural gas (LNG) construction project in the Gulf Coast Region.

Construction Services revenues improved by 16.2% to $114.8 million from $98.8 million in the same period a year earlier. The $16.0 million increase was a result of higher Aboveground Storage Tank (AST) revenues, which increased 41.5% to $55.9 million in fiscal 2009, up from $39.5 million a year earlier, higher revenues in Electrical and Instrumentation (E&I), which increased $9.3 million to $11.5 million in fiscal 2009, up from $2.2 million a year earlier, and higher Downstream Petroleum revenues, which increased 14.6% to $38.5 million in fiscal 2009 from $33.6 million a year earlier. These increases were partially offset by lower Specialty revenues, which decreased $14.7 million due to the completion of our Gulf Coast LNG project in fiscal 2008.

(1)	The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment of financial performance by comparing EBITDA between accounting periods. Matrix Service believes that EBITDA is used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA should not be considered as an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is included at the end of this release.

Matrix Service Company

October 2, 2008

Construction Services’ gross margins improved to 13.1% from 8.8%, primarily as a result of the $1.5 million charge taken on the LNG project in the first quarter of fiscal 2008. Moreover, the gross margins in the first quarter of fiscal 2009 benefited from the 16.2% increase in revenues, which led to further absorption of fixed costs.

Revenues for the Repair and Maintenance Services segment increased 15.0% to $71.9 million, up from $62.5 million a year earlier. The $9.4 million improvement resulted from higher AST revenues in this segment, which increased 15.4% to $47.9 million in fiscal 2009 from $41.5 million in the prior fiscal year and higher Downstream Petroleum revenues in this segment, which increased 21.1% to $21.2 million in fiscal 2009 from $17.5 million a year earlier. Gross margins in the first quarter of fiscal 2009 were 16.2% as compared to 16.4% earned in the first quarter of fiscal 2008.

Mr. Bradley added, “We continue to lay the groundwork to expand our geographic reach and diversify our service and product offerings to achieve sustainable and profitable long-term growth. We will also continue to look for acquisition opportunities that fit our strategy, strengths and culture.”

Mr. Bradley continued, “We are maintaining our fiscal 2009 guidance of $800 million to $850 million in consolidated revenues, earnings of $1.35 per fully diluted share to $1.60 per fully diluted share and SG&A of 5.5% to 6.0% of revenues.”

Conference Call Details

In conjunction with the press release, Matrix Service will host a conference call with Michael J. Bradley, president and CEO, and Thomas E. Long, vice president and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) today and will be simultaneously broadcast live over the Internet at www.matrixservice.com or www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of completion of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and in Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company	Investors and Financial Media:
Tom Long	Trúc Nguyen
Vice President and CFO	Managing Director
T: 918-838-8822	Grayling Global
E: telong@matrixservice.com	T: 646-284-9418
E: tnguyen@hfgcg.com

Matrix Service Company

October 2, 2008

Matrix Service Company

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended
	August 31, 2008	August 31, 2007
	(unaudited)
Revenues	$186,650	$161,327
Cost of revenues	159,979	142,423

Gross profit	26,671	18,904
Selling, general and administrative expenses	12,062	8,046

Operating income	14,609	10,858

Other income (expense):
Interest expense	(114)	(304)
Interest income	109	16
Other	736	(10)

Income before income taxes	15,340	10,560
Provision for federal, state and foreign income taxes	5,836	4,224

Net income	$9,504	$6,336

Basic earnings per common share	$0.36	$0.24
Diluted earnings per common share	$0.36	$0.23

Weighted average common shares outstanding:
Basic	26,073	26,592
Diluted	26,473	27,083

Matrix Service Company

October 2, 2008

Matrix Service Company

Consolidated Balance Sheets

(In thousands)

	August 31, 2008	May 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,819	$21,989
Accounts receivable, less allowances (August 31, 2008—$315 and May 31, 2008—$269)	111,028	105,858
Costs and estimated earnings in excess of billings on uncompleted contracts	47,126	49,940
Inventories	5,870	4,255
Deferred income taxes	4,993	4,399
Prepaid expenses	4,426	3,357
Other current assets	809	809

Total current assets	193,071	190,607

Property, plant and equipment at cost:
Land and buildings	24,147	24,268
Construction equipment	47,861	47,370
Transportation equipment	17,081	16,927
Furniture and fixtures	11,840	11,781
Construction in progress	8,610	6,712

	109,539	107,058
Accumulated depreciation	(51,174)	(49,811)

	58,365	57,247

Goodwill	23,103	23,329

Other assets	2,781	3,410

Total assets	$277,320	$274,593

Matrix Service Company

October 2, 2008

Matrix Service Company

Consolidated Balance Sheets

(In thousands, except share data)

	August 31, 2008	May 31, 2008
	(unaudited)
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$51,236	$53,560
Billings on uncompleted contracts in excess of costs and estimated earnings	43,110	48,709
Accrued insurance	8,771	8,451
Accrued wages and benefits	10,361	14,976
Income tax payable	6,047	2,028
Current capital lease obligation	1,107	1,042
Other accrued expenses	2,046	1,015

Total current liabilities	122,678	129,781

Long-term capital lease obligation	947	1,000
Deferred income taxes	4,950	5,112

Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of August 31, 2008 and May 31, 2008	279	279
Additional paid-in capital	109,528	108,402
Retained earnings	54,312	44,809
Accumulated other comprehensive income	947	1,584

	165,066	155,074

Less: Treasury stock, at cost – 1,806,150 and 1,825,600 shares as of August 31, 2008 and May 31, 2008	(16,321)	(16,374)

Total stockholders’ equity	148,745	138,700

Total liabilities and stockholders’ equity	$277,320	$274,593

Matrix Service Company

October 2, 2008

Results of Operations

(In thousands)

	Construction Services	Repair & Maintenance Services	Other	Total
Three Months Ended August 31, 2008
Gross revenues	$122,361	$72,167	$—	$194,528
Less: Inter-segment revenues	7,603	275	—	7,878

Consolidated revenues	114,758	71,892	—	186,650
Gross profit	15,045	11,626	—	26,671
Operating income	7,492	7,117	—	14,609
Income before income tax expense	7,703	7,637	—	15,340
Net income	4,379	5,125	—	9,504
Segment assets	150,322	91,116	35,882	277,320
Capital expenditures	1,039	930	1,136	3,105
Depreciation expense	1,412	969	—	2,381

Three Months Ended August 31, 2007
Gross revenues	$103,017	$63,985	$—	$167,002
Less: Inter-segment revenues	4,238	1,437	—	5,675

Consolidated revenues	98,779	62,548	—	161,327
Gross profit	8,673	10,231	—	18,904
Operating income (loss)	3,924	7,019	(85)	10,858
Income (loss) before income tax expense	3,713	6,932	(85)	10,560
Net income (loss)	2,227	4,160	(51)	6,336
Segment assets	135,094	86,732	19,301	241,127
Capital expenditures	1,506	672	710	2,888
Depreciation and amortization expense	1,053	721	—	1,774

Segment revenue from external customers by market is as follows:

	Construction Services	Repair & Maintenance Services	Total
	(In thousands)
Three Months Ended August 31, 2008
Aboveground Storage Tanks	$55,869	$47,897	$103,766
Downstream Petroleum	38,547	21,245	59,792
Electrical and Instrumentation	11,474	2,750	14,224
Specialty	8,868	—	8,868

Total	$114,758	$71,892	$186,650

Three Months Ended August 31, 2007
Aboveground Storage Tanks	$39,474	$41,529	$81,003
Downstream Petroleum	33,551	17,537	51,088
Electrical and Instrumentation	2,172	3,482	5,654
Specialty	23,582	—	23,582

Total	$98,779	$62,548	$161,327

Matrix Service Company

October 2, 2008

Non-GAAP Financial Measure

EBITDA is a supplemental, non-GAAP financial measure. EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization. We have presented EBITDA because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our Consolidated Statements of Income entitled “Net Income” is the most directly comparable GAAP measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not necessarily a measure of our ability to fund our cash needs. As EBITDA excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•

It does not include interest income or expense. Because we borrow money from time to time to finance our operations, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•	It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•

It does not include depreciation expense. Because we use capital assets to generate revenue, depreciation expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation expense has material limitations.

A reconciliation of EBITDA to net income follows:

	Three Months Ended
	August 31, 2008	August 31, 2007
	(In thousands)
Net income	$9,504	$6,336
Interest expense, net	5	288
Provision for income taxes	5,836	4,224
Depreciation and amortization	2,381	1,774

EBITDA	$17,726	$12,622